EXHIBIT 10(ak)

National Western Life Insurance Company
2003 INTERNATIONAL Marketing Officer Bonus Program

The Bonus Program ("Program") is designed to reward International Marketing officers for their performance in achieving pre-determined sales targets while assisting the Company in managing to its profit criteria. The Plan incorporates three measurable performance factors: (1) sales, which are defined as net placed annualized target premium for International Life business, (2) persistency, and (3) expense management.

Each of the above performance factors will have an assigned target level for purposes of the Program. Succeeding years under the Program will have agreed upon target levels by year. Assuming a "par" performance (i.e. achieving each target level), the weighting of the bonus (applied to base salary) is 50% for sales performance, 25% for persistency performance, and 25% for expense management performance. Actual results compared to the targets can either increase or decrease these percentages as explained in each of the following sections.

Sales Component (50% of base salary):

The sales component of the Program is based upon a 2003 International Life sales target of $30,000,000 net placed annualized target premium. For bonus purposes, sales related to the Eastern European opportunity were assumed to be $3,000,000. The New Business Market Summary Report (NWAR60) will be the source of sales results for purposes of this Program. Based upon these sales goals, the bonus percentage corresponding with the International Life sales production levels achieved in 2003 will be applied to each International Marketing officer's base salary in accordance with the following grid:

Life Placed Target Premium	Bonus %

$26,000,000	10%
$27,000,000	20%
$28,000,000	30%
$29,000,000	40%
$30,000,000	50%
$31,000,000	60%
$32,000,000	70%
$33,000,000	80%
$34,000,000	90%
$35,000,000	100%

Assuming an officer salary of $100,000 and 2003 production of $31,800,000 of International Life placed target premium, the officer's 2003 sales bonus component under the Program would be $60,000 ($100,000 x 60%).

Persistency Component (25% of base salary):

The target persistency performance factors for International Life products have been supplied by Actuarial and are as follows:

	Annual Lapse Rates
Product	First Year	Second Year	Third Year
Global Flex	3.79%	20.53%	11.64%
Alpha	5.00%	5.00%	5.00%
IndexPlus	4.18%	13.40%	6.00%
Life Guaranty	6.00%	20.00%	4.00%

The persistency calculations will be done a rolling basis by applying a monthly factor, which equates over twelve months to the annual lapse rate, to each month's sales from the month of sale and each successive month thereafter, weighted for the mix of products sold. Accordingly, the target persistency calculation will be a weighting of each month's sales amount and its corresponding duration at the time of measurement. Actual persistency will be compared to target persistency for purposes of determining the bonus percentage. For purposes of the Program, the persistency calculation will only be applied to business placed beginning in January 2002 and following (i.e. inforce business as of 12/31/01 will not be part of the persistency calculation).

Based upon these persistency performance factors, the bonus percentage corresponding with the International Life persistency levels achieved in 2003 will be applied to each International Marketing officer's base salary in accordance with the following grid:

Life Business Persistency	Bonus %

Target -- 2.00%	5%
Target -- 1.50%	10%
Target -- 1.00%	15%
Target -- 0.50%	20%
Target	25%
Target + 0.50%	30%
Target + 1.00%	35%
Target + 1.50%	40%
Target + 2.00%	45%
Target + 2.50%	50%

Assuming an officer salary of $100,000 and 2003 persistency of Target -- 0.50% for International Life business, the officer's 2003 persistency bonus component under the Program would be $20,000 ($100,000 x 20%).

Expense Component (25% of base salary):

The expense component of the program is based upon actual expense management versus budgeted expenses. Budgeted expenses are those amounts approved by the Budget Committee as part of the annual budgeting process.

Based upon the approved budgeted expenses, the bonus percentage corresponding with the actual expense levels achieved in 2003 will be applied to each International Marketing officer's base salary in accordance with the following grid:

Expense Management	Bonus %

104% of Budget	5%
103% of Budget	10%
102% of Budget	15%
101% of Budget	20%
Budget	25%
98% of Budget	30%
96% of Budget	35%
94% of Budget	40%
92% of Budget	45%
90% of Budget	50%

Assuming an officer salary of $100,000 and 2003 actual expenses at 96% of Budget, the officer's 2003 expense management bonus component under the Program would be $35,000 ($100,000 x 35%).

From the above examples, the officer with a $100,000 base salary would receive a 2003 bonus under the program of $115,000 ($60,000 sales plus $20,000 persistency plus $35,000 expense management) reflecting sales and expense management above "par" and persistency below "par".

Administration:

Bonus amounts under the program will be calculated and advanced based upon actual results on a quarterly basis. The quarterly bonus amount will be based upon year-to-date results with previous advances subtracted from the year-to-date advance calculated. In the event that actual year-to-date results are below minimum Program performance factor levels, the Company may, at its discretion, suspend the bonus advance payments until such time as the year-to-date results reach the minimum Program performance levels. Bonus amounts paid previously will not be recouped from the participants in the event of suspension except at the end of the Program year if unearned.

If employment with the Company is terminated for any reason other than "termination for cause" by NWL, the bonus amount paid at termination will be based upon the pro rated percentage of the calendar year that services were rendered to the Company. In the event of death, the bonus amount will be paid to the individual's spouse, and if the individual's spouse is also not living at that time, then to the individual's children.

March 27, 2003